                                                                                                                                                                                                                                                                                                                                                                       Exhibit 10.1
AIRGAS, INC.
EXECUTIVE BONUS PLAN

Purpose of the Plan
Airgas, Inc. (the "Company") believes in providing incentives to attract, retain and reward Executive Officers who are responsible for providing leadership to the Company in attaining established business objectives.

The purpose of the Airgas, Inc. Executive Bonus Plan (the "Plan") is to align management's efforts with the strategic goals of the Company through competitive annual incentive opportunities. The Plan's performance period originally in effect for the period April 1, 2015 to March 31, 2016 will instead cover the period April 1, 2015 through December 31, 2015 (the "Short Plan Year").  The Plan will thereafter be effective on a calendar year basis, beginning with the period from January 1, 2016 through December 31, 2016 (the "Plan Year") and will automatically renew on each January 1 unless earlier terminated by the Governance and Compensation Committee of the Board of Airgas, Inc., or such other committee of the Board as may be responsible for executive compensation issues (the "Committee").  All references herein to Plan Year shall include the Short Plan Year unless otherwise specified.

Eligibility
The Executive Officers of the Company ("Participants") are eligible for payments of Awards under the Plan provided that such Participants are employed by the Company on the last day of  the Plan Year (unless previously terminated due to retirement, disability or death as more fully described herein). For purposes of the Plan, Executive Officers of the Company are defined as those employees who constitute "officers" of the Company for the purposes of Section 16 of the Securities Exchange Act of 1934, and any other employee of the Company deemed to be a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, as such section may be amended.

Target Awards
Participants in the Plan in respect of each Plan Year will be eligible for a cash incentive award in respect of such Plan Year (the "Award") based on the achievement of predetermined goals as set forth in the Performance Measurement section of the Plan. Participants will have an assigned Award target equal to a specific percentage of salary earned during the Plan Year. For this purpose, salary is defined as the Participant's annual base pay on the last day of the Plan Year, except where proration is required as a result of partial year participation or when a significant change of duties causes a significant change in the Participant's annual base pay, as determined by the Committee. An Award target is determined based on the Participant's position in the organization. The maximum Award that may be paid in any single year to any Participant is $2,000,000.

Performance Measurement
All Awards payable shall be based solely upon the achievement of specific performance targets based on one or more of the following criteria:

○	Earnings per share (EPS)

○	Return on capital (ROC)

○	Earnings before interest, taxes, depreciation, amortization and special gains (charges) (Adjusted EBITDA)

○	Sales

○	Return on equity (ROE)

○	After tax cash flow (ATCF)

○	Free cash flow (FCF)

○	Operating expense as a percentage of sales

○	Gross profit

○	Days purchases outstanding (DPO)

○	Operating income (OI)

○	Days sales outstanding (DSO)

○	Working capital

○	Transactions accuracy

Final Award payments will vary based on the level of achievement measured against pre-determined performance targets. Depending upon a Participant's position and responsibilities, these various performance measures, assessed based on different weightings, will determine the Award.

The Committee will establish the specific performance targets for the Plan within each of the above criteria within 90 days after the beginning of the respective Plan Year.  Of the performance targets originally established in respect of the four quarters covered by the period April 1, 2015 through March 31, 2016, the targets relating to the three quarters covered by the period April 1, 2015 through December 31, 2015 will apply in respect of the Short Plan Year.

Funding
The Plan will be self-funding, as profitability targets will be established net of target Award payments under the Plan. Therefore, achievement of profitability targets will ensure that the Plan has funded itself.

Executive Bonus Plan Payment
At the end of each Plan Year, after all financial results have been finalized, the actual Award payment will be determined and the Committee will certify in writing, that the performance goals associated with the Award have been satisfied prior to the payment of the Award. The Award will be paid in cash no later than 75 days following the end of the Plan Year.

Administration of the Plan
The Committee shall have full power to administer and interpret the Plan and, in its sole discretion, may establish or amend rules of general application for the administration of the plan and may amend or terminate the Plan at any time.

Partial Year Eligibility
Participants who are eligible for the Plan for a portion of the Plan Year will receive a prorated Award based on the base salary earned while they are eligible for the Plan or such other arrangement as agreed upon when hired.

•	New hires
○	Newly hired Participants will immediately be eligible for the Plan.
○	Base salary will be accumulated from the date of hire to the end of the Plan Year, unless eligibility ceases prior to that date.
•	Transfers
○	For Participants who transfer from one job or employee status to another, eligibility will depend on their award eligibility before and after transferring.
○
If a Participant transfers from a position that is not Plan eligible to a position that is eligible for an Award under the Plan, the Award will be prorated based on the time in the Plan eligible position. All calculations are done using Plan Year-end financial data.

○
If a Participant transfers from a position that is eligible for an Award under the Plan to a position that is not Plan eligible, the Award will be prorated based on the length of time in the Plan eligible position. All calculations are done using Plan Year-end financial data.

○
If a Participant transfers from one position that is eligible for an Award under the Plan to another position that is eligible for an Award under the Plan, participation in the Plan will continue uninterrupted.  However, if the transfer involves a move that will change the weightings used to determine a Participant's Award, the Award calculation will be based on the pro-rated time spent in each position.  All calculations will be done using Plan Year-end data. Accountabilities must be separately established and assessed for each position.

•	Promotions
○	If a Participant is promoted during the Plan Year, new accountabilities must be established to reflect the new position.
•	Terminations
○
Employees who are not employed by the Company on the last day of the Plan Year are not deemed to be Participants and therefore are ineligible to receive any Award under the Plan, except for the following circumstances:

○
Participants who retire, become disabled or die during the Plan Year will be eligible for a prorated Award. The Award will be calculated from the date when they become eligible, normally the beginning of the Plan Year to the date of retirement, disability or death.

•	Leave of absence
○
If a Participant is on a leave of absence at the end of the Plan Year, he or she will be eligible for an Award provided that he or she returns to work as an active employee. Any Award paid will be prorated based upon the length of time the Participant was actively working during the Plan Year. The calculation will be made using Plan Year-end financial data. The Award payment will be made in the next regularly scheduled payroll cycle at the end of the Participant's first month of employment following his or her return from leave of absence.

○
If a Participant is on a leave of absence during the Plan Year and returns during the Plan Year, he or she will be eligible for an Award. Any Award paid will be prorated based upon the length of time a Participant was actively working during the Plan Year. The calculation will be made using Plan Year-end financial data.

Tax Considerations and Withholding
Participants will be required to report taxable income in the year an Award is received. The Company will withhold taxes in the appropriate amount on all payouts.

Bankruptcy
In the event that the Company declares bankruptcy, the Committee, at its discretion, may immediately discontinue the Plan. In the event that the Plan is discontinued, all participants will forfeit the right to any payments under the Plan.

Future Employment
Payment of an Award under the Plan does not imply a contractual agreement to extend or continue employment of a Participant beyond receipt of the Award.